Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is entered into as of January 29, 2018, by and between Arik Prawer (“Executive”) and Zillow, Inc., a Washington corporation (the “Company”).
RECITALS
A.The Company wishes to secure the services of Executive pursuant to the terms set forth in this Agreement.
B.Executive wishes to be employed by Company pursuant to the terms set forth in this Agreement.
C.The Company’s offer of employment pursuant to this Agreement is contingent upon Executive’s submission to, and successful completion of, the Company’s background check process.
D.The effective date of this Agreement shall be Executive’s first day of actual work for the Company (should that date come later in time than the date Executive signs this Agreement) (“Effective Date”).
E.The Company and Executive intend that, while his initial title under this Agreement will be Chief Business Development Officer, Executive will transition to the title of President of a future entity related to the Company within approximately twelve (12) months of the execution of this Agreement by both parties; provided that, Executive’s eventual title is also subject to change via mutual agreement between Company and Executive. Notwithstanding such transition, Executive’s employment shall continue to be governed by the terms of this Agreement.

1.	EMPLOYMENT
Executive will report to the Company’s Chief Executive Officer. Subject to Section 3.4, changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties as are commensurate and consistent with Executive’s position and will devote Executive’s full working time, attention and efforts to the Company and to discharging the responsibilities of Executive’s position, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position (excluding periods of vacation, holidays, illness, incapacity and sick leave). During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Company’s Chief Executive Officer, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage; notwithstanding the foregoing, Executive's continued board service with Western Property Fund, LLC and status as a limited partner in various investment funds previously identified by Executive to the Company are not in conflict with the duties of Executive under this Agreement. Executive agrees to comply with the Company’s standard policies and procedures, including the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition

Agreement (“Confidentiality Agreement”) and Mutual Agreement to Arbitrate Claims (“Arbitration Agreement”), both of which are to be executed by Executive contemporaneously with Executive’s execution of this Agreement, and with all applicable laws and regulations.

2.	COMPENSATION AND BENEFITS
The Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder, the following compensation and benefits:
2.1    Annual Salary
Executive’s compensation shall consist of an annual base salary in the gross amount of Four Hundred Eighty-Six Thousand dollars ($486,000.00), payable in semi-monthly installments in accordance with the payroll practices of the Company and subject to customary deductions and withholdings (“Salary”). Executive’s Salary shall be reviewed, and shall be subject to change, by the Company’s Board of Directors (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.
2.2    Signing Bonus
In connection with his hire and anticipated successful integration into the Company, Executive shall also receive a signing bonus in the gross amount of Seven Hundred Fifty Thousand dollars ($750,000.00) (“Signing Bonus”). The Company will pay the Signing Bonus to Executive in two installments. The first installment will be a lump sum payment in the gross amount of Five Hundred Thousand dollars ($500,000.00), less customary deductions and withholdings, made by the Company within thirty (30) days of the commencement of Executive’s initial employment with the Company. The second installment will be a lump sum payment in the gross amount of Two Hundred Fifty Thousand dollars ($250,000.00), less customary deductions and withholdings, made by the Company within thirty (30) days of the Executive’s completion of twelve (12) months of consecutive work for the Company, as measured from the Effective Date of this Agreement; provided that, the second installment of the Signing Bonus shall not be due or payable to Executive if he has been or is in the process of being terminated for Cause, or resigned or announced his intention to resign without Good Reason, by the date when the installment payment would otherwise be due. Payment of the Signing Bonus shall be made by direct deposit of the relevant installment into Executive’s bank account then on file with the Company.
2.3    Bonus and Equity Awards
Executive shall be eligible to participate in the Company’s incentive bonus plans as may be adopted from time to time by the Board of Directors (or the Compensation Committee thereof), subject to and in accordance with the terms and conditions of such plans. Subject to approval by the Board of Directors (or the Compensation Committee thereof), Executive shall be eligible to receive the following equity awards (“Awards”) under the Zillow Group Amended and Restated 2011 Incentive Plan (“Plan”):

(a)    A nonqualified stock option for a number of shares of the Company’s Class C Capital Stock calculated by dividing $1,000,000 by the Black-Scholes-Merton value of an option on the Company’s Class C Capital Stock applying the valuation model inputs (i.e., expected volatility, expected dividend yield, risk-free interest rate, weighted-average expected life) used by the Company to value its stock options for financial reporting purposes for the fiscal quarter preceding the Effective Date, except that the current share price applied in the Black-Scholes-Merton model shall be equal to the average closing price of the Company’s Class C Capital Stock during the 30-day period preceding the Effective Date (the “Initial Option”). The Initial Option will have a ten (10)-year term (subject to earlier termination in the event of Executive’s termination of employment), a per share exercise price equal to the closing price of the Company’s Class C Capital Stock on the date of grant, and will vest in accordance with the following schedule: 1/4th of the total number of shares subject to the Initial Option shall vest on the one (1)-year anniversary of the Effective Date and an additional 1/16 shall vest quarterly thereafter over the next three (3) years. The Initial Option shall have the terms and conditions as set forth in a Nonqualified Stock Option Grant Notice and a Nonqualified Stock Option Agreement to be executed by Executive and the Company pursuant to the Plan.
(b)    Restricted Stock Units for that number of shares of the Company’s Class C Capital Stock calculated by dividing $4,500,000 by the average closing price of the Company’s Class C Capital Stock on the sixty (60) trading days preceding the Effective Date (“Initial RSUs”), such Initial RSUs to vest and be settled in one (1) share of Class C Capital Stock for each share subject to the Initial RSUs in accordance with the following vesting schedule: 1/4th of the total number of Initial RSUs shall vest on the one (1)-year anniversary of the Effective Date, and an additional 1/16th of the Initial RSUs shall vest quarterly thereafter over the next three (3) years. The Initial RSUs shall have the terms and conditions as set forth in a Restricted Stock Unit Award Notice and a Restricted Stock Unit Award Agreement to be executed by Executive and the Company pursuant to the Plan.
(c)    Vesting of the Awards shall be subject to Executive’s continued employment with the Company on an applicable vesting date. Awards shall be subject to applicable payroll taxes and withholding upon vesting or exercise of the Awards, as applicable, and shall be subject to the terms and conditions of individual agreements evidencing the Awards and the equity plan under which the Awards are granted. For the avoidance of doubt, any adjustments to the Initial Options and Initial RSUs shall be governed by Section 15 of the Plan and shall be consistent with adjustments made to other awards outstanding under the Plan held by the Company’s executive officers.
(d)    Executive will be eligible to participate in the Company's 2018 year-end annual review process and will be eligible to receive annual equity awards beginning in calendar year 2019 and each subsequent year of employment. Executive shall be eligible to receive an annual equity award (beginning in calendar year 2019) in the aggregate amount of $2,000,000 per year, and Executive may elect to receive such annual equity award in the form of 100% restricted stock units, 100% nonqualified stock options or a combination of the two in 25% increments. The number of shares of capital stock of the

Company, or any successor company, underlying any elected restriction stock unit award, shall be determined by dividing (i) the portion of the $2,000,000 annual equity award elected by Executive to be in the form of a restricted stock unit award, by (ii) the average closing price of the Company’s capital stock during the 30-day period preceding January 15th of the applicable year, with any fractional share rounded to the nearest whole share (0.5 to be rounded up). The number of shares of the capital stock of the Company, or any successor company, underlying any elected nonqualified stock option, shall be determined using a Black-Scholes-Merton value applying the valuation model inputs (i.e., expected volatility, expected dividend yield, risk-free interest rate, weighted-average expected life) used by the Company to value its stock options for financial reporting purposes for the fiscal quarter preceding January 15th of the applicable year, except that the current share price applied in the Black-Scholes-Merton model shall be equal to the average closing price of the Company’s capital stock during the 30-day period preceding January 15th of such year, in an amount equal to the portion of the $2,000,000 annual equity award elected by Executive to be in the form of a nonqualified stock option award with any fractional share rounded to the nearest whole share (0.5 to be rounded up). The vesting schedule, grant date, exercise price and other terms of such annual equity awards shall be determined by the Company and generally shall be consistent with the Company’s equity award policies and practices with respect to individuals serving in comparable positions receiving equity awards in connection with the annual review process.
2.4    Benefits
Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s other similarly situated executives, which shall include, at a minimum, basic health, dental and vision insurance.
2.5    Vacation and Other Paid Time Off Benefits
Each calendar year, Executive shall be entitled to that number of weeks of paid vacation per year equal to those provided to similarly situated executives of the Company, in accordance with the plans, policies, programs and arrangements of the Company applicable to similarly situated executives of the Company generally. Executive also shall be provided such holidays and sick leave as the Company makes available to all of its other employees.

3.	TERMINATION
3.1    Employment At Will
Executive acknowledges and understands that employment with the Company is terminable at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy (collectively, the “Accrued Obligations”).
3.2    Automatic Termination on Death or Total Disability
This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean a mental or physical impairment of Executive that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes Executive (i) to be unable to perform his or her material duties for the Company, (ii) to be unable to engage in any substantial gainful activity, or (iii) to lose legal capacity. Executive and the Company hereby acknowledge that Executive’s ability to perform Executive’s duties is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 3.2, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any Accrued Obligations and full accelerated vesting of any unvested outstanding Initial Option or Initial RSUs granted to Executive under Section 2.3(a) or Section 2.3(b) of this Agreement.
3.3    Termination for Cause; Resignation
The Company may terminate Executive’s services and this Agreement for Cause (as defined in Appendix A), effective immediately upon notice of termination. Upon termination of Executive’s employment for Cause, or upon Executive’s voluntary separation from Employment without Good Reason (as defined in Appendix A), all compensation described herein shall cease as of the termination date, and Executive shall have no rights to any other compensation or payments under this Agreement or otherwise, other than any Accrued Obligations.
3.4    Termination of Employment Without Cause or for Good Reason
(a)    If (1) the Company terminates Executive’s employment without Cause, or (2) Executive resigns for Good Reason, before Executive completes twelve (12) months of consecutive work for the Company (as measured from the Effective Date of this Agreement), then Executive shall be entitled to receive the below termination payments and benefits; provided, however, that this Section 3.4(a) shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 or Section 3.3 of this Agreement applies:
(i) any Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;
(ii) COBRA continuation coverage for Executive and his eligible dependents paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of six (6)

months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled;
(iii) payment of the second installment of the Signing Bonus described in Section 2.2 of this Agreement, in a gross amount of Two Hundred Fifty Thousand dollars ($250,000.00), within thirty (30) days from the date on which Executive’s employment terminated; provided that, no payment shall be due under this Section 3.4 (a)(iii) if the Company has already paid the second installment of the Signing Bonus to Executive by the time of his separation from employment;
(iv) full accelerated vesting of any unvested outstanding Initial Option or Initial RSUs granted to Executive under Section 2.3(a) or Section 2.3(b) of this Agreement; and
(v) an extension of the time period during which Executive may exercise Executive's then outstanding and vested Initial Option (taking into account the accelerated vesting provided in this Section 3.4(a)), until the earlier of (A) twelve (12) months from the date of termination, or (B) the latest date upon which such Initial Option would have expired by its original terms under any circumstances.
(b)    If (1) the Company terminates Executive’s employment without Cause, or (2) Executive resigns for Good Reason on or after Executive completes twelve (12) months of consecutive work for the Company (as measured from the Effective Date of this Agreement), then Executive shall be entitled to receive the below termination payments and benefits; provided, however, that this Section 3.4(b) shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 or Section 3.3 of this Agreement applies:
(i) any Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;
(ii) COBRA continuation coverage for Executive and his eligible dependents paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of six (6) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled;
(iii) an amount equal to six (6) months’ Salary, at the rate in effect immediately prior to termination, payable to Executive in accordance with the terms below (“Severance Payments”);
(iv) payment of the second installment of the Signing Bonus described in Section 2.2 of this Agreement, in a gross amount of Two Hundred Fifty Thousand dollars ($250,000.00), within thirty (30) days from the date on which Executive’s employment terminated; provided that, no payment shall be due under this Section 3.4 (b)(iv) if the

Company has already paid the second installment of the Signing Bonus to Executive by the time of his separation from employment;
(v)     full accelerated vesting of any unvested outstanding Initial Option or Initial RSUs granted to Executive under Section 2.3(a) or Section 2.3(b) of this Agreement, and accelerated vesting by an additional twelve (12) months of any other then outstanding equity-based awards that vest based on Executive’s continued employment or service; and
(vi) an extension of the time period during which Executive may exercise Executive's then outstanding and vested Initial Option (taking into account the accelerated vesting provided in this Section 3.4(b)), until the earlier of (A) twelve (12) months from the date of termination, or (B) the latest date upon which such Initial Option would have expired by its original terms under any circumstances.
(c)    As a condition to receiving the payments and benefits under this Section 3.4 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form mutually acceptable to the Company and Executive. Such release and waiver shall be delivered to the Company no later than the date specified by the Company (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver). In addition, payment of the amounts and benefits under this Section 3.4, other than the Accrued Obligations, are contingent on Executive’s full and continued compliance with the Company’s Confidentiality Agreement, as the same may be amended from time to time.
(d)    Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.
(e) Subject to Section 3.4(c), Severance Payments under Section 3.4(b)(iii) shall be paid to Executive through the Company’s normally scheduled payroll during the six (6) month period commencing within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company shall not make any Severance Payments to Executive until the second taxable year. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules and regulations thereunder (“Code Section 409A”). Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 3.4(b) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 13 hereof shall apply.

4.	ASSIGNMENT
This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any successor employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (d) any subsidiary, parent or other affiliate of the Company. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5.	AMENDMENTS IN WRITING
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

6.	NOTICES
Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Zillow, Inc.
1301 Second Avenue, Floor 31
Seattle, Washington 98101
Email: legal@zillowgroup.com

Attn: General Counsel

If to the Executive:	Arik Prawer
(to address most recently on file with Company)

7.	APPLICABLE LAW
This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

8.	ENTIRE AGREEMENT
This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein. Executive expressly acknowledges that he has contemporaneously executed, and is bound by, the Confidentiality Agreement and Arbitration Agreement, during and after his employment with Company.

9.	SEVERABILITY
If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	WAIVERS
No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	HEADINGS
All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

12.	COUNTERPARTS
This Agreement, and any amendment or modification entered into pursuant to Section 5 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

13.	CODE SECTION 409A
The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:
(a)    To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.
(b)    If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (2) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on

Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date first set forth above.

ARIK PRAWER

/s/ ARIK PRAWER

ZILLOW, INC.

By	/s/ SPENCER M. RASCOFF

Its	Chief Executive Officer

APPENDIX A
DEFINITIONS
Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Executive Employment Agreement (“Agreement”) to which this Appendix A is attached. As used in the Agreement.
1.    “Cause” means the occurrence of one or more of the following events:
(a) willful misconduct, insubordination or dishonesty in the performance of Executive’s duties or a knowing and material violation of the Company’s policies and procedures in effect from time to time which results in a material adverse effect on the Company;
(b) the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive’s performance is deficient; provided that, only for purposes of determining whether Executive is entitled to any benefit under Sections 3.4(a)(iii) through 3.4(a)(v), 3.4(b)(iv) through 3.4(b)(vi) of this Agreement, this subsection (b) shall be replaced with “Executive’s willful neglect of duties;”
(c) willful actions in bad faith or intentional failures to act in good faith by Executive with respect to the Company that materially impair the Company business, goodwill or reputation;
(d) conviction of Executive of a felony or misdemeanor, conduct by Executive that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Executive that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company;
(e) current use by Executive of illegal substances; or
(f) any material violation by Executive of this Agreement or the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.
2.    “Good Reason” means that Executive, without Executive’s express, written consent, has:
(a)    incurred a material reduction in Executive’s annual Salary or bonus opportunity (except for reductions in connection with a general reduction in annual Salary for all executives of the Company by an average percentage that is not less than the percentage reduction of Executive’s annual Salary);
(b)    suffered a material breach of this Agreement by the Company;
(c)    incurred a material reduction in authority, duties or responsibilities at the Company, although Executive’s anticipated transition to a new role or title with a future entity as noted in Recital E in the Agreement shall not trigger this provision; or
(d)    been required to relocate more than fifty (50) miles from Executive’s residence located in the Los Angeles area, or in the event the parties mutually agree that Executive would reside elsewhere, Executive’s then current place of residence, in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position).